Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this annual report on Form 20-F of our report dated November 30, 2020, relating to the consolidated financial statements of Tanzanian Gold Corporation for the years ended August 31, 2020, 2019 and 2018, which appears in Tanzanian Gold Corporation’s Annual Report on Form 20-F for the year ended August 31, 2020, and which is incorporated by reference to Tanzanian Gold Corporation’s Registration Statements on Form F-3 (File Nos. 333-250146;  333-248210; and 333-226949) and Form S-8 (File No. 333-234078) and to the reference to us under the heading “Experts” in the Prospectus of such Registration Statements.

/s/ DMCL LLP

DALE MATHESON CARR-HILTON LABONTE LLP

Chartered Professional Accountants

Vancouver, Canada

November 30, 2020

4827-9296-0978.1